Exhibit 10.1.21

EXECUTION COPY

SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

among

HTM HOLDINGS, INC.,

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

LEHMAN BROTHERS INC.,

as Arranger,

THE BANK OF NOVA SCOTIA,

as Syndication Agent,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Documentation Agent

and

LEHMAN COMMERCIAL PAPER INC.,

as General Administrative Agent and

Collateral Monitoring Agent

Dated as of June 1, 2004

i

(continued)

(continued)

(continued)

SCHEDULES:

2.1(b)	Allocation of Consideration
8.4	Consents and Approvals
8.6	Litigation
8.15	Subsidiaries
8.19(a)-1	Filing Offices
8.19(a)-2	UCC Financing Statements
11.2	Existing Indebtedness
11.3(f)	Existing Liens
11.8	Existing Investments

EXHIBITS:

Exhibit A	Form of Second Amended and Restated Guarantee and Collateral Agreement

Exhibit B	Form of Compliance Certificate

Exhibit C	Form of Lender Addendum

Exhibit D-1	Form of Amended and Restated U.S. Term Note (Tranche A)

Exhibit D-2	Form of Amended and Restated U.S. Term Note (Tranche B)

Exhibit E	Form of Exemption Certificate

Exhibit F	Form of Closing Certificate

Exhibit G	Form of Ropes & Gray opinion

Exhibit H	Form of Intercreditor Agreement

Exhibit I	Form of Assignment and Acceptance

SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 1, 2004, among SMTC CORPORATION, a Delaware corporation (“Holdings”), HTM HOLDINGS, INC., a Delaware corporation (the “Borrower”), SMTC MANUFACTURING CORPORATION OF CANADA, a corporation organized under the laws of the Province of Ontario, Canada (“SMTC-Canada” and together with Holdings and the Borrower, the “Credit Parties”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), LEHMAN BROTHERS INC., as advisor, lead arranger and book manager (in such capacity, the “Arranger”), THE BANK OF NOVA SCOTIA, as syndication agent (in such capacity, the “Syndication Agent”), LEHMAN COMMERCIAL PAPER INC., as general administrative agent (in such capacity, as hereinafter defined, the “General Administrative Agent”), LEHMAN COMMERCIAL PAPER INC., as collateral monitoring agent (in such capacity, as hereinafter defined, the “Collateral Monitoring Agent”) and GENERAL ELECTRIC CAPITAL CORPORATION, as documentation agent (in such capacity, the “Documentation Agent”).

W I T N E S S E T H:

WHEREAS, the Credit Parties are parties to the Amended and Restated Credit Agreement, dated as of July 27, 2000, by and among the Credit Parties, the Lenders, Lehman Commercial Paper Inc., as general administrative agent and collateral monitoring agent, Lehman Brothers Inc., as advisor, lead arranger and book manager, The Bank of Nova Scotia, as syndication agent and General Electric Capital Corporation, as documentation agent (as amended, restated, modified or supplemented from time to time, the “Existing Credit Agreement”);

WHEREAS, the Credit Parties intend to restructure their collective debt (the “Debt Restructuring”) which is currently outstanding under the Existing Credit Agreement;

WHEREAS, Holdings has received a commitment letter from Congress Financial Corporation (Canada) (“Congress”), to enter into one or more credit agreements to provide secured financing to the Credit Parties and their other subsidiaries, in the aggregate amount of up to US $40,000,000 (the “Congress Facility”).

WHEREAS, SMTC-Canada entered into a “bought deal” offering underwritten by Orion Securities and Canadian Imperial Bank of Commerce pursuant to which SMTC-Canada raised approximately US $30,000,000 (the “Equity Offering”).

WHEREAS, a portion of the proceeds of the Congress Facility and the Equity Offering in the aggregate amount of US $40,000,000 shall be used to reduce the outstanding indebtedness under the Existing Credit Agreement and the Credit Parties will enter into this Agreement with the Lenders and the Debt and Warrant Exchange Agreement to restructure the remaining obligations under the Existing Senior Credit Agreement subject to the terms and conditions of this Agreement.

WHEREAS, in connection with the Debt Restructuring, the Lenders have agreed to exchange (i) notes representing US $10 million of the remaining obligations under the Existing Senior Credit Agreement (the “Exchange Indebtedness”) and (ii) all Series A warrants, Series B warrants, Series D warrants and Series E warrants issued to the Senior Lenders under the Existing Senior Credit Agreement (the “Existing Lender Warrants”) for (x) 11,166,946 shares of Holdings Common Stock (as hereinafter defined) and (y) 5,573,473 warrants to purchase 5,573,473 shares of Holdings Common Stock as more particularly described in the New Warrant Agreement (the “New Warrants”), and such other consideration as set forth therein (the “Exchange Offer”).

WHEREAS, the Credit Parties have requested certain amendments to the Existing Credit Agreement, and, to reflect such amendments, the parties hereto have agreed to amend and restate the Existing Credit Agreement in its entirety as hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree that, on the Second Restatement Effective Date, the Existing Credit Agreement will be amended and restated in its entirety as follows:

SECTION 1. DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Accounts”: as to any Person, all accounts as defined in Section 9-102 of the UCC as in effect on the date hereof, including, but not limited to, all rights to receive payment for goods sold or leased by such Person or for services rendered in the ordinary course of business of such Person to the extent not evidenced by an instrument or chattel paper, including any rights in, to and under all purchase orders or receipts now owned or hereafter acquired for goods and services, and all collateral security and guarantees with respect to any of the foregoing.

“Actual Available Free Cash Flow”: for any period, with respect to any Person, the actual Consolidated Net Income of such Person and its Subsidiaries for such period plus the amount of non-cash charges for depreciation and amortization less the aggregate amount of Capital Expenditures and changes in such Person’s Consolidated Working Capital.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Collateral Monitoring Agent and the General Administrative Agent.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Total Outstandings at such time to the sum of the Aggregate Total Outstandings of all Lenders at such time.

“Aggregate Total Outstandings”: as at any date of determination with respect to any Lender, an amount in U.S. Dollars equal to the sum of (a) Tranche A Term Loans of such Lender, plus (b) the Tranche B Term Loans of such Lender.

“Agreement”: this Second Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Amendment Fee” as defined in Section 9.1(e).

“Applicable Margin”: 2.5%.

“Arranger”: as defined in the preamble hereto.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by Section 11.5 (other than clauses (e), (f), (k), and (l)(ii) thereof)) which yields net proceeds to Holdings or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds).

“Assignee”: as defined in Section 15.6(c).

“Assignor”: as defined in Section 15.6(c).

“Bain Capital”: Bain Capital, LLC, a Delaware limited liability company, together with its Affiliates.

“Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.

“Benefited Lender”: as defined in Section 15.7.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrower Obligations”: all indebtedness, obligations and liabilities of the Borrower hereunder or under the other Loan Documents-in respect of the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Term Loans and all other obligations and liabilities of the Borrower to the General Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to either the General Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Business Day”: a day (other than a Saturday, Sunday or statutory holiday in Ontario, Illinois, New York on which banks in Toronto, Chicago and New York City are open for business in the normal course.

“Business Plan”: the projections set forth in that certain “Restructuring Proposal; Report to the Bank Group” delivered to the Agents and the Lenders by Holdings and its Subsidiaries on December 4, 2003.

“Canadian Entities”: the collective reference to SMTC-Canada, any Subsidiary of Holdings that holds, directly or indirectly, any Capital Stock of SMTC-Canada, and any Subsidiary of SMTC-Canada or any such Subsidiary.

“CapEx Carryforward Amount”: as defined in Section 11.7.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person.

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capital Stock Sale”: any issuance and sale by Holdings after the Second Restatement Effective Date of shares of its Capital Stock other than in connection with (i) the exercise of options or warrants outstanding on the date hereof, (ii) employee benefit arrangements, including the exercise of employee stock options and the grant of restricted stock awards, (iii) [reserved], (iv) the exchange of Exchangeable Shares, (v) the conversion of convertible shares of Capital Stock, or (vi) the Restructuring Transactions.

“Cash Equivalents”: (a) (i) with respect to the Holdings or any Domestic Subsidiary, marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States or (ii) with respect to any Foreign Subsidiary, marketable direct obligations issued by, or unconditionally guaranteed by, the government of the jurisdiction of organization of such Foreign Subsidiary or issued by any agency thereof and backed by the full faith and credit of such government, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, bankers’ acceptances, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000 (or, in the case of any certificate of deposit, bankers’ acceptances, time deposits, eurodollar time deposits or overnight time deposits of any Foreign Subsidiary, issued by any commercial bank having capital and surplus of not less than $500,000,000 (or the equivalent thereof)); (c) commercial paper of an issuer rated at least A-2 (or the equivalent thereof) by Standard & Poor’s Ratings Services (“S&P”) or P-2 (or the equivalent thereof) by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the applicable requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities of the types described in clauses (a) and (b) of this definition; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or any province or territory of Canada, by any political subdivision or taxing authority of any such state, commonwealth, province or territory or by any foreign government, the securities of which state, commonwealth, province, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A (or the equivalent thereof) by S&P or A (or the equivalent thereof) by Moody’s or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of such type generally; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest substantially in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Celerity”: Celerity Management Co., Inc., a Delaware corporation, together with its Affiliates.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Monitoring Agent”: Lehman Commercial Paper Inc. together with its affiliates, as collateral monitoring agent for the Lenders under this Agreement and the other Loan Documents, and any successor thereto appointed pursuant to Section 14.9.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with Holdings within the meaning of Section 4001 of ERISA or is part of a group that includes Holdings and that is treated as a single employer under Section 414 (b), (c), (m) or (o) of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Congress” as defined in the preamble hereto.

“Congress Canada Credit Agreement”: the Canadian Loan Agreement, dated as of June 1, 2004, by and among SMTC-Canada and Congress Financial Corporation (Canada).

“Congress U.S. Credit Agreement”: the US Loan Agreement, dated as of May June 1, 2004, by and among certain direct and indirect subsidiaries of Holdings, the Borrower and Congress Financial Corporation (Central).

“Congress Credit Agreements”: the collective reference to the Congress Canada Credit Agreement and the Congress U.S. Credit Agreement.

“Congress Facility”: as defined in the preamble.

“Congress Liens”: the liens and security interests granted to Congress pursuant to the Congress Loan Documents.

“Congress Loan Documents”: the Congress Credit Agreements and all other documents evidencing the Congress Liens and the transactions contemplated thereby.

“Congress Loans”: the loans made pursuant to the Congress Credit Agreements.

“Congress Parties” the collective reference to Congress Financial Corporation (Canada) and Congress Financial Corporation (Central).

“Consolidated Current Assets”: at any date, all amounts (other than cash, Cash Equivalents and deferred income taxes) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of Holdings and its Subsidiaries (including accrued and unpaid interest), (b), without duplication, all Indebtedness hereunder (including accrued and unpaid interest), to the extent otherwise included therein and (c) deferred income taxes.

“Consolidated EBITDA”: as to any Person, with respect to any period, an amount equal to the net income of such Person for such period, determined in accordance with GAAP, plus or minus, to the extent deducted or added in determining such net income for such period, without duplication: (i) depreciation, amortization and other non-cash charges; (ii) interest expenses; (iii) restructuring and other one-time charges as disclosed on the quarterly and/or annual financial statements reviewed by external auditors; (iv) the provision for taxes for such period; and (v) extraordinary gains or losses.

“Consolidated Net Income”: of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of Holdings and its consolidated Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of Holdings) in which Holdings or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Working Capital”: at any date, the difference of (a) Consolidated Current Assets on such date less (b) Consolidated Current Liabilities on such date.

“Continuing Directors”: the directors of Holdings on the Second Restatement Effective Date, after giving effect to the Equity Offering, the Exchange Offer and the other transactions contemplated hereby, and each other director of Holdings, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by at least 66-2/3% of the then Continuing Directors or such other director receives 66-2/3 % of the votes of the Permitted Investors in his or her election by the shareholders of Holdings.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Credit Party”: as defined in the preamble hereto.

“Debt and Warrant Exchange Agreement”: the Debt and Warrant Exchange Agreement dated as of June 1, 2004, by and among Holdings, the Borrower and the Lenders.

“Debt Restructuring”: as defined in the recitals to this Agreement.

“Default”: any of the events specified in Section 13, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Derivatives Counterparty”: as defined in Section 11.6.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (excluding the sale by Holdings of its own Capital Stock); and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Domestic Subsidiary”: any Subsidiary of Holdings organized under the laws of any jurisdiction within the United States of America.

“Environmental Laws”: any and all applicable laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as is now, or may at any time hereafter be, in effect.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“Equity Offering”: as defined in the recitals to this Agreement.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default”: any of the events specified in Section 13; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Offer”: as defined in the recitals to this Agreement.

“Exchangeable Shares”: any Capital Stock issued by SMTC-Canada that in any event is required to be exchanged for Capital Stock issued by Holdings or which is automatically callable if all of the Indebtedness hereunder becomes due and payable (whether by acceleration or otherwise) and is not paid in full at such time.

“Excluded Foreign Subsidiaries”: any Foreign Subsidiary in respect of which either (i) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (ii) the guaranteeing by such Subsidiary of the obligations of the U.S. Borrower hereunder, would, in the good faith judgment of Holdings, result in adverse tax consequences to Holdings or any Affiliate thereof.

“Existing Credit Agreement”: as defined in the recitals to this Agreement.

“Existing Lender Warrants”: as defined in the recitals to this Agreement.

“Facility”: each of (a) the Tranche A Term Loans (the “Tranche A Term Loan Facility”), and (b) Tranche B Term Loans made hereunder (the “Tranche B Term Loan Facility”).

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

“Foreign Subsidiary”: any Subsidiary of Holdings that is not a Domestic Subsidiary.

“Funded Debt”: with respect to any Person, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of “Indebtedness” in this Section.

“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time, except that for purposes of Section 11.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 8.1, except that calculations made for purposes of determining compliance with Section 11.1 and for purposes of determining the Applicable Margin shall be made without giving effect to depreciation, amortization or other expenses to the extent recorded as a result of the application of purchase accounting in accordance with Accounting Principles Board Opinion Nos. 16 and 17.

“General Administrative Agent”: Lehman Commercial Paper Inc., together with its affiliates, as general administrative agent for the Lenders under this Agreement and the other Loan Documents, and any successor thereto appointed pursuant to Section 14.9.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection or standard contractual indemnities entered into, in each case, in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Holdings in good faith.

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.

“Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements or similar arrangements or foreign exchange contracts entered into by Holdings or any of its Subsidiaries providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables and accrued expenses incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above; and (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The amount of indebtedness under clause (h) shall be equal to the fair market value of the Property subject to the relevant Lien.

“Indemnitee”: as defined in Section 15.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement”: the Intercreditor Agreement, dated as of June 1, 2004, by and among the U.S. Subsidiaries of Holdings, the Canadian Parties, the General Administrative Agent and the Congress Parties.

“Interest Payment Date”: (a) as to any Tranche A Term Loan, the last day of each calendar month while such Loan is outstanding and on the final maturity date of such Loan, and (b) as to any Tranche B Term Loan, semi-annually on the last day of each November and May to occur while such Loan is outstanding and on the final maturity date of such Loan.

“Inventory”: as to any Person, any “inventory” (as such term is defined in Section 9-102 of the UCC as in effect on the date hereof) now or hereafter owned by such Person.

“Investments”: as defined in Section 11.8.

“Lehman Entity”: any of Lehman Commercial Paper Inc. or any of its affiliates.

“Lender Addendum”: with respect to (a) [reserved], (b) each Lender that becomes a party hereto on the Second Restatement Effective Date and (c) each Lender that consents to the amendment and restatement of the Existing Credit Agreement on the Second Restatement Effective Date pursuant to this Agreement, a Lender Addendum, substantially in the form of Exhibit C, executed and delivered by such Lender on the Original Closing Date, the Restatement Effective Date or the Second Restatement Effective Date, as the case may be, as provided in Section 15.17.

“Lenders”: as defined in the preamble hereto.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, in each case, for the purpose of securing any obligation of any Person (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Intercreditor Agreement, the Security Documents, the Notes, the Payoff Letter, the New Warrants, the Debt and Warrant Exchange Agreement and all other documents, agreements and certificates executed and delivered in connection therewith from time to time.

“Loan Parties”: each Credit Party and each Subsidiary of Holdings that is a party to a Loan Document.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal and/or face amount of the Term Loans under such Facility.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, operations, prospects or financial condition of the Borrower or any Guarantor; (b) a Borrower’s or any Guarantor’s ability to pay any of the Loans or any of the other Borrower Obligations in accordance with the terms of this Agreement; (c) the Collateral or Collateral Monitoring Agent’s Liens in the Collateral or the priority, effectiveness or enforceability of such Liens; or (d) Collateral Monitoring Agent’s or Lender’s rights or remedies under this Agreement and the other Loan Documents.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

“Material Subsidiary”: any Subsidiary with assets as of or revenues for the most recently concluded period of four fiscal quarters of, greater than $1,000,000.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001 (a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received and excluding the portion of such deferred payment constituting interest) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary costs, fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and net of amounts deposited in escrow in connection therewith or reasonably expected to be paid as a result of any purchase price adjustment, indemnities or reserves related thereto (such amounts shall be Net Cash Proceeds to the extent and at the time released or not required to be so used), but in the case of proceeds from Asset Sales only to the extent the amount of such proceeds exceeds (i) U.S. $50,000 for all Dispositions of Equipment in any fiscal year and, (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Warrant Agreement”: the Warrant Agreement, dated as of June 1, 2004 by and between Holdings and Mellon Investor Services LLC pursuant to which the New Warrants are issued and may be exercised.

“New Warrants”: as defined in the recitals to this Agreement.

“Non-Excluded Taxes”: as defined in Section 7.13(a).

“Non-U.S. Lender”: as defined in Section 7.13(d).

“Note”: any promissory note evidencing any Loan.

“Original Closing Date”: July 30, 1999.

“Original Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement referred to in the Existing Credit Agreement.

“Original Restatement Effective Date”: July 27, 2000.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”: as defined in Section 15.6(b).

“Payment Office”: the office specified from time to time by the General Administrative Agent as its payment office by notice to the Borrower and the Lenders.

“Payoff Letter”: that certain Payout, Release and Undertaking Agreement, dated June 1, 2004, among the Congress Parties, the Credit Parties, the General Administrative Agent, and SMTC Manufacturing Corporation of Massachusetts.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Investors”: the collective reference to Bain and Celerity and their respective Control Investment Affiliates and the SMTC Investors.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“PIK Interest”: means as of any date of determination, the amount of all interest with respect to the Tranche B Term Loans paid or to be paid in-kind by being added to the balance thereof (inclusive of any PIK Interest theretofore so added) in accordance with Section 2.3(b).

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime or base rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Projections”: as defined in Section 10.2(c).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of Holdings or any of its Subsidiaries with a value in excess of $500,000.

“Reference Lender”: Deutsche Bank, New York Office.

“Register”: as defined in Section 15.6(d).

“Regulation H”: Regulation H of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subSections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans then outstanding.

“Required Prepayment Lenders”: the Majority Facility Lenders in respect of each Facility.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”: with respect to any Person, the chief executive officer, president, executive vice president, senior vice president—finance, vice president—finance or chief financial officer of such Person, but in any event, with respect to financial matters, the executive vice president, senior vice president—finance, vice president—finance or chief financial officer of such Person. When any provision of this Agreement requires an action by a Responsible Officer, such action may be taken by a Responsible Officer of Holdings or Responsible Officers of the Borrower.

“Restricted Payments”: as defined in Section 11.6.

“Restructuring Transactions”: the transactions contemplated by the Restructuring Transaction Documentation that were consummated on or before the Second Restatement Effective Date, including, without limitation, the Equity Offering, the Congress Credit Agreements, and the Exchange pursuant to the Debt and Warrant Exchange Agreement.

“Restructuring Transaction Agreements”: the Intercreditor Agreement, the Congress Credit Agreements, the Debt and Warrant Exchange Agreement, the Special Warrant Indenture, the New Warrants.

“Restructuring Transaction Documentation”: collectively, each Restructuring Transaction Agreement and each “Document” (as defined in each such Restructuring Transaction Agreement) and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case, as amended, supplemented or otherwise modified from time to time.

“Sale-Leaseback Transaction”: as defined in Section 11.11.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Second Amended and Restated Guarantee and Collateral Agreement”: the Second Amended and Restated Guarantee and Collateral Agreement to be executed and delivered on the Second Restatement Effective Date by the Credit Parties and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

“Second Restatement Effective Date”: the date, on or before June 1, 2004, on which the conditions precedent set forth in Section 9.1 shall be satisfied or waived.

“Security Documents”: the collective reference to the Second Amended and Restated Guarantee and Collateral Agreement and all other security documents hereafter delivered to the General Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“SMTC Investors”: the shareholders of SMTC-Canada that became shareholders of Holdings pursuant to the exchange of shares of SMTC-Canada for shares of Holdings.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition,

(i) ”debt” means liability on a “claim”, (ii) ”claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) the Borrower may assume, so long as no Default or Event of Default shall have occurred and be continuing at the time such assumption is made, that all or a portion of the outstanding Term Loans will be refinanced at the maturity thereof.

“Special Warrant Indenture”: the Special Warrant Indenture and Escrow Agreement, dated as of March 3, 2004, by and between SMTC-Canada and CIBC Mellon Trust Company.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Subsidiary of Holdings other than any Excluded Foreign Subsidiary.

“Target Available Free Cash Flow”: of Holdings and its Subsidiaries, on a consolidated basis, the budgeted Consolidated Net Income of such Person and its Subsidiaries for such period plus the amount of non-cash charges for depreciation and amortization less the aggregate amount of Capital Expenditures and changes in such Person’s Consolidated Working Capital all as set forth in the Business Plan.

“Term Loans”: the collective reference to the Tranche A Term Loans and Tranche B Term Loans.

“Term Loan Facilities”: the collective reference to the Tranche A Term Loan Facility and the Tranche B Term Loan Facility.

“Term Loan Lenders”: the collective reference to the Tranche A Term Loan Lenders and the Tranche B Term Loan Lenders.

“Tranche A Term Loan”: as defined in Section 2.1(b).

“Tranche A Term Loan Facility”: as defined in the definition of “Facility” in this Section 1.1.

“Tranche A Term Loan Lender”: each Lender that is the holder a Tranche A Term Loan Note.

“Tranche A Term Loan Notes”: as defined in Section 2.1(b).

“Tranche A Term Loan Percentage”: as to Tranche A Term Loan Lender at any time, the percentage which the aggregate principal amount of such Lender’s Tranche A Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche A Term Loans then outstanding.

“Tranche B Term Loan”: as defined in Section 2.1(b).

“Tranche B Term Loan Facility”: as defined in the definition of “Facility” in this Section 1.1.

“Tranche B Term Loan Lender”: each Lender that is the holder of a Tranche B Term Loan.

“Tranche B Term Loan Notes”: as defined in Section 2.1(b).

“Tranche B Term Loan Percentage”: as to any Tranche B Term Loan Lender at any time, the percentage which the aggregate principal amount of such Lender’s Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding.

“Transferee”: as defined in Section 15.14.

“UCC”: the Uniform Commercial Code as enacted and in effect from time to time in the State of New York.

“U.S. Dollars” and “U.S.$”: lawful currency of the United States of America.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than (i) directors’ qualifying shares required by law, (ii) other nominal amounts of shares or other equity interests required by law to be held other than by such Person, or (iii) Exchangeable Shares) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of Holdings.

1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Holdings, the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF TERM LOANS

2.1. Restructuring. (a) Subject to the terms and conditions hereof, including without limitation, the terms and conditions of Article 9 hereof, the parties hereto agree to, and hereby, restructure, continue, convert and consolidate the Loans made pursuant to the Existing Credit Agreement. Notwithstanding anything to the contrary contained in this Agreement, the parties understand and agree that, as a result of the restructuring, continuation, conversion and consolidation contemplated hereby, all Loans under the Existing Credit Agreement are fully funded, all Commitments (as defined in the Existing Credit Agreement) and all U.S. L/C Obligations and Canadian L/C Obligations (each as defined in the Existing Credit Agreement) are terminated, and no additional funding of any loans under the Existing Credit Agreement or otherwise shall be made hereunder.

(b) Immediately prior to the Second Restatement Effective Date the aggregate principal amount of Tranche A Term Loans outstanding under the Existing Credit Agreement is $4,235,423.50 (the “Existing Tranche A Term Loans”); the aggregate principal amount of Tranche B Term Loans outstanding under the Existing Credit Agreement is $0 (the “Existing Tranche B Term Loans”); the aggregate principal amount of U.S. Revolving Loans outstanding under the Existing Credit Agreement is $67,264,576.50 (the “Existing U.S. Revolving Loans”); the aggregate principal amount of Canadian Revolving Loans outstanding under the Existing Credit Agreement is $6,000,000 (the “Existing Canadian Revolving Loans”); and the aggregate outstanding principal obligations under the Existing Credit Agreement is $77,500,000 (the “Aggregate Pre-Closing Outstanding Balance”). Each Lender shall receive its pro-rata share of the consideration set forth herein in respect of the Aggregate Pre-Closing Outstanding Balance as set forth on Schedule 2.1(b). The consideration shall be paid without regard to the percentage of Existing Tranche A Term Loans, Existing U.S. Revolving Loans or Existing Canadian Revolving Loans each Lender holds immediately prior to the Second Restatement Effective Date. The Borrower will repay in cash an aggregate of $40,000,000, of which $4,235,423.50 will be used to repay the Existing Tranche A Term Loans in full, $6,000,000 will be used to repay the Existing Canadian Revolving Loans in full, and $29,764,576.50 will be used to repay a portion of the Existing U.S. Revolving Loans outstanding as of the Second Restatement Effective Date (the “Second Restatement Loan Repayments”). After taking into account the Second Restatement Loan Repayments and the issuance of shares of Holdings Common Stock and New Warrants under the Debt and Warrant Exchange Agreement on the Second Restatement Effective Date, each Lender’s pro rata share of the remaining Aggregate Pre-Closing Outstanding Balance is hereby converted into the Term Loans: the principal amount of Tranche

A Term Loans outstanding is $15,000,000 (the “Tranche A Term Loan”; the Notes evidencing the Tranche A Term Loan being referred to as “Tranche A Term Loan Notes”), excluding accrued and unpaid interest, and the principal amount of Tranche B Term Loans outstanding is $12,500,000 (the “Tranche B Term Loan”; the Notes evidencing the Tranche B Term Loan being referred to as “Tranche B Term Loan Notes”), excluding accrued and unpaid interest. The parties hereto acknowledge and agree that the foregoing amounts represent valid and binding claims enforceable against the Borrower and the other Loan Parties accordance with the terms of the Loan Documents.

(c) The Term Loans are and shall be denominated in U.S. Dollars.

2.2. [Reserved]

2.3. Repayment of Term Loans. (a) The Tranche A Term Loan of each Tranche A Lender shall mature in 13 consecutive quarterly installments, payable on the last day of each March, June, September and December, commencing on December 31, 2004, each of which installments shall be in an amount equal to (i) such Lender’s Tranche A Term Loan Percentage multiplied by the amount set forth below opposite such installment date:

Installment Date	Amount
December 31, 2004	$833,333.33
March 31, 2005	$833,333.33
June 30, 2005	$833,333.33
September 30, 2005	$833,333.33
December 31, 2005	$833,333.33
March 31, 2006	$833,333.33
June 30, 2006	$833,333.33
September 30, 2006	$833,333.33
December 31, 2006	$1,666,666.67
March 31, 2007	$1,666,666.67
June 30, 2007	$1,666,666.67
September 30, 2007	$1,666,666.67
December 31, 2007	$1,666,666.68

(b) Payments of the principal of the Tranche B Term Loans shall commence upon the earlier to occur of (i) the fourth anniversary of the Second Restatement Effective Date and (ii) the date upon which the Tranche A Term Loans shall have been paid in full (the “Tranche B Term Loan Payment Commencement Date”). The Tranche B Term Loan shall be payable in three installments, each equal to one-third (1/3) of the outstanding principal amount of the Tranche B Term Loans on the Tranche B Term Loan Payment Commencement Date (inclusive of any PIK Interest theretofore added). The first installment shall be due and payable on the Tranche B Term Loan Payment Commencement Date and the next two installments shall be payable semi-annually thereafter until the Tranche B Term Loans have been indefeasibly paid in full. Notwithstanding anything contained in this Section 2.3(b), the full amount of the outstanding principal (inclusive all PIK Interest theretofore added) of the Tranche B Term Loans and accrued and unpaid interest thereon shall be due and payable on December 31, 2008.

(c) [Reserved].

2.4. [Reserved].

2.5. [Reserved].

2.6. [Reserved].

2.7. [Reserved].

2.8. Promise to Pay Term Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the General Administrative Agent for the account of the appropriate Term Loan Lender, as the case may be, the principal amount of each Term Loan of such Term Loan Lender in installments according to the amortization schedules set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 13). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 7.1.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Term Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The General Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 15.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Term Loan made hereunder and any Note evidencing such Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the General Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded absent manifest error; provided, however, that the failure of any Lender or the General Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e) The Borrower agrees that, upon the request to the General Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans of such Lender, substantially in the forms of Exhibit D-1 or D-2, respectively, with appropriate insertions as to date and principal amount.

2.9. [Reserved].

2.10. [Reserved].

SECTION 3. [Reserved].

SECTION 4. [Reserved].

SECTION 5. [Reserved].

SECTION 6. [Reserved].

SECTION 7. GENERAL PROVISIONS

7.1. Interest Rates and Payment Dates. (a) Each Tranche A Term Loan shall bear interest for each day on which it is outstanding with respect thereto at a rate per annum equal to the Base Rate determined for such day plus the Applicable Margin.

(b) Each Tranche B Term Loan shall bear interest for each day on which it is outstanding (1) until payment in full of all Borrower Obligations under the Tranche A Term Loan, at a rate per annum equal to (x) 8% PIK Interest plus (y) 4% payable in cash and (2) thereafter, at a rate per annum equal to (z) 6% PIK Interest plus (aa) 6% payable in cash.

(c) [Reserved].

(d) [Reserved].

(e) If all or a portion of (i) the principal amount of any Term Loan, (ii) any interest payable thereon or (iii) any fee or other amount (which is not being disputed in good faith by Holdings or its Subsidiaries) payable hereunder or under any other agreement among the Borrower, any of the Lenders and the General Administrative Agent shall not be paid when due (whether at stated maturity, by acceleration or otherwise), for so long as such Event of Default is continuing the principal amount of all Loans shall to the extent legally permitted bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2%.

(f) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (e) of this subsection shall be payable from time to time on demand.

7.2. [Reserved].

7.3. [Reserved].

7.4. Optional Prepayments. (a) The Borrower may at any time and from time to time prepay any Term Loans, in whole or in part, without premium or penalty upon at least one Business Day’s irrevocable notice to the General Administrative Agent specifying the date and amount of prepayment, the Term Loan to which such prepayment applies. Upon the receipt of any such notice the General Administrative Agent shall promptly notify each affected Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments of the Term Loans shall be in an aggregate principal amount of U.S. $250,000 or a whole multiple of U.S. $100,000 in excess thereof (or in such lower amount as may be then outstanding).

(b) [Reserved].

(c) Each prepayment of Loans pursuant to this Section 7.4 shall be accompanied by accrued and unpaid interest on the amount prepaid to the date of prepayment.

(d) [Reserved].

7.5. Mandatory Prepayments; Application of Prepayments. (a) Unless the Required Prepayment Lenders shall in their sole discretion otherwise agree, if Holdings receives Net Cash Proceeds from Capital Stock Sales, an amount equal to 50% of such Net Cash Proceeds shall be applied within three Business Days after the date of receipt thereof toward the prepayment of the Tranche B Term Loans until the Tranche B Term Loans shall no longer be outstanding and then to the Tranche A Term Loans until the Tranche A Term Loans shall no longer be outstanding, in each case, as set forth in Section 7.5(h).

(b) Unless the Required Prepayment Lenders shall in their sole discretion otherwise agree, if after the Second Restatement Effective Date any Indebtedness shall be issued or incurred by Holdings or any of its Subsidiaries (excluding any Indebtedness incurred in accordance with Section 11.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied within five Business Days after the date of such issuance or incurrence toward the prepayment of the Loans as set forth in Section 7.5(h).

(c) [Reserved].

(d) Unless the Required Prepayment Lenders shall in their sole discretion otherwise agree, if, for any fiscal year of Holdings commencing with the fiscal year ending on December 31, 2004, Holdings shall have Actual Available Cash Flow in excess of Target Available Free Cash Flow in respect of such fiscal year, 50% of the difference between such amount of Actual Available Cash Flow and Target Available Free Cash Flow in respect of such fiscal year shall be applied within 90 days after the end of such fiscal year first, toward the prepayment of the Tranche B Term Loans until the Tranche B Term Loans shall no longer be outstanding and then, to the Tranche A Term Loans until the Tranche A Term Loans shall no longer be outstanding, in each case, as set forth in Section 7.5(h).

(e) [Reserved].

(f) [Reserved].

(g) [Reserved].

(h) The amount of each prepayment of the Loans made pursuant to Section 7.4 or Section 7.5 shall be applied to reduce the then remaining installments of the Loans under the relevant Facility pro rata based upon the then remaining outstanding principal amount of such installments.

(i) [Reserved].

(j) [Reserved].

7.6. [Reserved].

7.7. Computation of Interest and Fees. (a) Interest based on the Base Rate when it is based upon the Federal Funds Effective Rate shall be calculated on the basis of a 360-day year for the actual days elapsed; and commitment fees, letters of credit fees and interest (other than interest based on the Base Rate when it is based upon the Federal Funds Effective Rate) shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Any change in the interest rate on a Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change becomes effective. The General Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in the Base Rate; provided that a failure by the General Administrative Agent to notify the Borrower of such respective rate changes does not affect the obligation of the Borrower to pay interest at the applicable rate as changed. The rates of interest specified in this Agreement are nominal rates and all interest payments and computations are to be made without allowance or deduction for deemed reinvestment of interest.

(b) Each determination of an interest rate by the General Administrative Agent, as the case may be, pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The General Administrative Agent shall, at the request of the Borrower, deliver to such Borrower a statement showing in reasonable detail the calculations used by the General Administrative Agent in determining any interest rate pursuant to Section 7.1(a).

(c) [Reserved]

(d) [Reserved]

7.8. [Reserved]

7.9. Pro Rata Treatment and Payments. (a) (i) Each payment on account of any Amendment Fee shall be allocated ratably by the General Administrative Agent among the Lenders in accordance with the respective Tranche A Term Loan Percentage and Tranche B Term Loan Percentage of the Lenders in respect of such Term Loans. Each payment (other than any optional prepayment) by a Borrower on account of principal of the Loans shall be allocated by the General Administrative Agent pro rata according to the respective principal amounts thereof then due and owing to each Lender. Each payment by the Borrower on account of interest on the Loans shall be allocated by the General Administrative Agent pro rata according to the respective amounts of interest then due and owing to each Lender. Each optional prepayment on account of principal of or interest on the Loans shall be allocated by the General Administrative Agent pro rata according to the respective outstanding principal amounts of Loans outstanding.

(ii) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the General Administrative Agent, for the account of the Lenders, at the Payment Office, in U.S. Dollars and in immediately available funds. The General Administrative Agent shall distribute such payments to the Lenders entitled to receive the same promptly upon receipt in like funds as received.

(iii) If any payment hereunder becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(iv) [reserved]

(b) [reserved]

7.10. [Reserved]

7.11. Requirements of Law. (a) If the adoption of, or any change in, any Requirement of Law or in the interpretation thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note or change the basis of taxation of payments to such Lender of principal, fees, interest or any other amount payable hereunder (except for taxes covered by Section 7.13 and changes in the rate of tax on the overall net income or capital of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Eurodollar Rate, including, without limitation, the imposition of any reserves with respect to Eurocurrency Liabilities under Regulation D of the Board; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by any amount which such Lender deems to be material, of making, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its Loans, then, in any such case, the Borrower shall, to the extent permitted by law, promptly pay such Lender, upon receipt of its demand setting forth in reasonable detail, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower in reasonable detail (with a copy to the General Administrative Agent) of the event by reason of which it has become so entitled. This covenant shall survive the termination of this Agreement and payment of all amounts outstanding hereunder.

(b) In the event that any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy (or in the interpretation or application thereof) or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the General Administrative Agent) of a written request therefor, setting forth in reasonable detail the basis therefor the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) If any Lender becomes entitled to claim any additional amounts pursuant to this Section 7.11 or Section 7.13, it shall promptly notify the Borrower (with a copy to the General Administrative Agent) of the event by reason of which it has become so entitled, provided that no Lender shall be entitled to claim any such additional amount with respect to the period which is more than 180 days prior to the delivery of such notice.

7.12. Indemnity. The Borrower agrees to indemnify each Lender and each Agent and to hold each Lender and each Agent harmless from any loss or expense (other than any loss of Applicable Margin) which such Lender or such Agent, as the case may be, may sustain or incur as a consequence of (a) default by such Borrower in payment when due of the principal amount of or interest on any Loans of such Lender, (b) default by such Borrower in making a borrowing or conversion after the Borrower has given a notice of borrowing or a notice of conversion in accordance with this Agreement, or (c) default by such Borrower in making any prepayment after such Borrower has given a notice in accordance with this Agreement. A certificate as to any such loss or expense submitted by such Lender shall be presumptively correct, absent manifest error. This covenant shall survive termination of this Agreement and payment of all amounts outstanding hereunder.

7.13. Taxes. (a) Except as otherwise provided herein, all payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other

Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter such Borrower shall send to the General Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If any Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the General Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure. The agreements in this Section 7.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) Each Lender or Transferee that is not a U.S. person as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the General Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit E and a Form W-8, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the U.S. Borrower under this Agreement and the other Loan Documents together with any other certificate or statement of exemption required under the Code or Regulations issued thereunder. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each such Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the U.S. Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) [Reserved].

(f) If the General Administrative Agent or any Lender receives a refund or otherwise would have received a refund but for the offset of the amount of such refund against the Lender’s Non-Excluded Taxes (“Tax Refund”), which in the good faith judgment of such Lender is allocable to Non-Excluded Taxes paid by the Borrower, it shall promptly pay such Tax Refund to the Borrower, net of all out-of-pocket expenses of such Lender incurred in obtaining such Tax Refund, provided, however, that the Borrower agrees to promptly return such Tax Refund to the General Administrative Agent or the applicable Lender, as the case may be, if it receives notice from the General Administrative Agent or applicable Lender that the General Administrative Agent or Lender is required to repay such Tax Refund but only if such repayment is required because the initial Tax Refund was permitted in error.

7.14. [Reserved].

7.15. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 7.12 or 7.13(a) with respect to such Lender, it will, if requested by Holdings, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 7.12 or 7.13(a).

7.16. [Reserved].

SECTION 8. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to restructure the Loans, the Credit Parties hereby represent and warrant to each Agent and each Lender that:

8.1. Financial Condition. (a) The unaudited pro forma consolidated balance sheet of Holdings and its consolidated Subsidiaries as at April 30, 2004 (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Equity Offering (and the use of proceeds thereof), (ii) the Loans to be restructured on the Second Restatement Effective Date, (iii) the Loan repayments to be made on the Second Restatement Effective Date and (iv) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information reasonably available to the Borrower as of the date of delivery thereof and on good faith estimates and assumptions believed to be reasonable at the time made, and presents fairly in all material respects on a pro forma basis the estimated financial position of Holdings and its consolidated Subsidiaries as at April 30, 2004, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheet of Holdings as at December 31, 2003, and the related consolidated statements of earnings (loss), changes in shareholders’ equity (deficiency) and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly in all material respects the consolidated financial condition of Holdings as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of Holdings as at April 30, 2004, and the related unaudited consolidated statements of earnings (loss), changes in shareholders’ equity (deficiency) and of cash flows for the fiscal quarter ended on such date, present fairly in all material respects the consolidated financial condition of Holdings as at such date, and the consolidated results of its operations for the fiscal quarter then ended (subject to normal year-end audit adjustments and the absence of certain notes thereto). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Holdings does not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2003 through and including the date hereof there has been no Disposition by Holdings of any material part of its business or Property.

8.2. No Change. Since December 31, 2003, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

8.3. Corporate Existence; Compliance with Law. Each of Holdings and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, except to the extent the failure to be so qualified and/or in good standing could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.4. Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 8.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 8.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

8.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents and the existence of the Indebtedness hereunder will not violate any material Requirement of Law or any material Contractual Obligation of Holdings or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien (other than the Congress Liens) on any of their respective properties or revenues pursuant to any material Requirement of Law or any such material Contractual Obligation (other than the Liens created by the Security Documents). No Contractual Obligation applicable to Holdings or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

8.6. No Material Litigation. Except as disclosed on Schedule 8.6, as of the date hereof, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings, threatened by or against Holdings or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

8.7. No Default. Neither Holdings nor any of its Subsidiaries will be in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect after giving effect to the Restructuring Transactions. No Default or Event of Default has occurred and is continuing.

8.8. Ownership of Property; Liens. Each of Holdings and each of its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other Property material to the conduct of its Business, and none of such Property is subject to any Lien except as permitted by Section 11.3.

8.9. Intellectual Property. Each of Holdings and each of its Subsidiaries owns, or is licensed to use, or otherwise has the right to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except for any failure to so own, license or have the right to use Intellectual Property which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted and is pending by any Person against Holdings or any of its Subsidiaries challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property by Holdings or any of its Subsidiaries or the validity or effectiveness of any Intellectual Property used by Holdings or any of its Subsidiaries, except for any claims which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by Holdings and its Subsidiaries does not infringe on the rights of any Person in any respect which could reasonably be expected to have a Material Adverse Effect.

8.10. Taxes. Each of Holdings and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all material taxes shown to be due and payable on said returns prior to the date penalties or interest attach thereto or on any assessments made against it or any of its Property and all other material taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings or its Subsidiaries, as the case may be); and no tax Lien has been filed that is not permitted by Section 11.3, and, to the knowledge of Holdings, no claim is being asserted, with respect to any such tax, fee or other charge.

8.11. Federal Regulations. No part of the proceeds of any Loans has been used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the General Administrative Agent, the Borrower will furnish to the General Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

8.12. Labor Matters. There are no strikes or other labor disputes against Holdings or any of its Subsidiaries pending or, to the knowledge of Holdings, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of Holdings and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from Holdings or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of Holdings or the relevant Subsidiary.

8.13. ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither Holdings nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither Holdings nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

8.14. Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

8.15. Subsidiaries. The Subsidiaries listed on Schedule 8.15 constitute all the Subsidiaries of Holdings at the date hereof. Schedule 8.15 sets forth as of the Second Restatement Effective Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by each Loan Party.

8.16. [Reserved].

8.17. Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) Holdings and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

(b) Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by Holdings or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of Holdings or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to Holdings or any of its Subsidiaries, or (ii) interfere with Holdings or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by Holdings or any of its Subsidiaries.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which Holdings or any of its Subsidiaries is, or to the knowledge of Holdings or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened.

(d) Neither Holdings nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

(e) Neither Holdings nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(f) Neither Holdings nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

8.18. Accuracy of Information, etc. Subject to the next succeeding sentence and to the qualification provided therein, no statement or information contained in this Agreement, any other Loan Document, or any other document, certificate or statement furnished to any Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Holdings to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, the representations and warranties of each of the Loan Parties are true and correct in all material respects. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, or in any other documents, certificates and statements furnished to the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

8.19. Security Documents. The Second Amended and Restated Guarantee and Collateral Agreement is effective to continue in favor of the General Administrative Agent, for the benefit of the Lenders, the legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Second Amended and Restated Guarantee and Collateral Agreement, when any stock certificates representing such Pledged Stock are delivered to the Congress Parties pursuant to the Congress Credit Agreements, who shall hold such stock certificates representing such Pledged Stock on behalf of the General Administrative Agent, and in the case of the other Collateral described in the Second Amended and Restated Guarantee and Collateral Agreement, when financing statement amendments in appropriate form are filed in the offices specified on Schedule 8.19(a)-1 (which financing statement amendments have been duly completed and executed and delivered to the General Administrative Agent) and such other filings as are specified on Schedule 3 to the

Second Amended and Restated Guarantee and Collateral Agreement (all of which filings have been duly completed), the Second Amended and Restated Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens granted under the Congress Credit Agreements or otherwise permitted by Section 11.3). Schedule 8.19(a)-2 lists each UCC Financing Statement that (i) names any Loan Party as debtor and (ii) will remain on file after the Second Restatement Effective Date.

8.20. Solvency. Each of (i) Holdings and its Subsidiaries on a consolidated basis, and (ii) the Borrower and its Subsidiaries on a consolidated basis is, and after giving effect to the Restructuring Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

8.21. Insurance. The insurance certificates delivered to the General Administrative Agent pursuant to the Existing Credit Agreement continue to satisfy the requirements of Section 5.3 of the Second Amended and Restated Guarantee and Collateral Agreement and the comparable provisions of the other Security Documents.

SECTION 9. CONDITIONS PRECEDENT

9.1. Conditions to Second Restatement Effective Date. The occurrence of the Second Restatement Effective Date, and the agreement of each Lender to consummate the transactions contemplated hereby and under the Transaction Documents to which it is a party, are subject to the satisfaction on or prior to the Second Restatement Effective Date of the following conditions precedent:

(a) Loan Documents. The General Administrative Agent shall have received: (i) this Agreement, executed and delivered by a duly authorized officer of Holdings and each Borrower; (ii) Lender Addenda signed by each (a) Tranche A Term Loan Lender and (b) Tranche B Term Loan Lender that will be a party hereto on the Second Restatement Effective Date after giving effect to the repayment of Loans occurring on such date; and (iii) the Second Amended and Restated Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of Holdings, the Borrower and each Guarantor.

(b) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet; (ii) unaudited interim consolidated financial statements of the Borrower (in each case, prior to the consummation of the Transactions) for each fiscal month and quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to Section 8.1 of the Existing Credit Agreement as to which such financial statements are available; and (iii) such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower.

(c) Related Agreements. The General Administrative Agent shall have received, with a copy for each Lender, true and correct copies, certified as to authenticity by the Borrower,

of any debt instrument, security agreement or other material contract that they have requested to which the Loan Parties may be a party.

(d) Repayment of Loans and Other Indebtedness. Net cash proceeds in the amount of the $40,000,000 shall have been paid to the Agents and the Lenders in respect of the Indebtedness under the Existing Credit Agreement to be applied as set forth in Schedule 2.1(b)

(e) Amendment Fee. The General Administrative Agent shall have received from Holdings, for the account of each Lender which has executed a Lender Addendum granting its consent to this Agreement, an amendment fee equal to 1% of the aggregate amount of such Lender’s pro rata share of the Term Loans (the “Amendment Fee”).

(f) Amended and Restated Notes. The Lenders shall have received the Tranche A Term Loan Notes and the Tranche B Term Loan Notes duly executed by the Borrower.

(g) Approvals. All material governmental and third party approvals (including landlords’ and other consents) necessary in connection with the continuing operations of the Credit Parties and their Subsidiaries and the transactions contemplated hereby and in connection with the Restructuring Transactions shall have been obtained and be in full force and effect.

(h) Fees. The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents and to General Electric Capital Corporation), on or before the Second Restatement Effective Date. All such amounts will be paid with proceeds of Congress Loans made on the Second Restatement Effective Date and will be reflected in the funding instructions given by the Credit Parties to Congress on or before the Second Restatement Effective Date.

(i) [Reserved].

(j) Lien Searches. The General Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statement or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Party, except for Liens permitted by Section 11.3.

(k) Closing Certificate. The General Administrative Agent shall have received a certificate of each Loan Party, dated the Second Restatement Effective Date, substantially in the form of Exhibit F, with appropriate insertions and attachments.

(l) Legal Opinions. The General Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Ropes & Gray, counsel to Holdings and its Subsidiaries, substantially in the form of Exhibit G;

(ii) [Reserved] ; and

(iii) [Reserved].

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the General Administrative Agent may reasonably require.

(m) Acknowledgment and Consent. The General Administrative Agent shall have received an Acknowledgment and Consent, substantially in the form of Annex II to the Second Amended and Restated Guarantee and Collateral Agreement, duly executed by any issuer of Capital Stock pledged pursuant to the Second Amended and Restated Guarantee and Collateral Agreement that is not itself a party to the Second Amended and Restated Guarantee and Collateral Agreement.

(n) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement and any PPSA financing statement) required by the Security Documents or under law or reasonably requested by the General Administrative Agent to be filed, registered or recorded in order to create in favor of the General Administrative Agent for the benefit of the relevant Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 11.3), shall have been filed, registered or recorded or shall have been delivered to the General Administrative Agent in proper form for filing, registration or recordation.

(o) Debt and Warrant Exchange Agreement. Each of the transactions contemplated by the Debt and Warrant Exchange Agreement shall have been consummated, each of the conditions precedent set forth in Section 5.1 of the Debt and Warrant Exchange Agreement shall have been satisfied and the General Administrative Agent shall have received executed counterparts of the Debt and Warrant Exchange Agreement from each of Holdings and the Borrower.

(p) Equity Offering. The Equity Offering shall have been consummated in accordance with the terms of the Special Warrant Indenture.

(q) Congress Facility. The Congress Canada Credit Agreement and the Congress U.S. Credit Agreement each in form and substance satisfactory to the General Administrative Agent in its sole discretion, shall be executed and delivered by the parties thereto, the General Administrative Agent shall have received executed counterparts of the Congress Credit Agreements from each party thereto.

(r) Intercreditor Agreement. The Intercreditor Agreement, in the form attached hereto as Exhibit H (the “Intercreditor Agreement”), shall be executed and delivered by the parties thereto and the General Administrative Agent shall have received executed counterparts of the Intercreditor Agreement from each party thereto.

9.2. [Reserved].

9.3. [Reserved].

SECTION 10. AFFIRMATIVE COVENANTS

The Credit Parties hereby jointly and severally agree that, so long as any amount is owing to any Lender or any Agent hereunder, each of the Credit Parties shall and shall cause each of its Subsidiaries to:

10.1. Financial Statements. Furnish to each Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries and the unaudited consolidated balance sheet of each other Credit Party and its respective consolidated Subsidiaries as at the end of such year and the related audited consolidated, in the case of Holdings, and unaudited consolidated, in the case of each other Credit Party, statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days after the end of each quarterly period, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries and the unaudited consolidated balance sheet of each other Credit Party and its respective consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of certain notes);

(c) as soon as available, but in any event not later than 20 days after the end of each month occurring during each fiscal year of Holdings (other than the third, sixth, ninth and twelfth such month in which case not more than 30 days), the unaudited consolidated balance sheets of Holdings and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of certain notes); and

(d) [Reserved].

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

10.2. Certificates; Other Information. Furnish to each Agent and each Lender, or, in the case of clause (1), to the relevant Lender, or, in the case of clause (h), to the General Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 10.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certifications of accountants are not required to the extent inconsistent with customary practices in the profession);

(b) concurrently with the delivery of any financial statements pursuant to Section10.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly and annual financial statements, (x) a Compliance Certificate containing all information necessary for determining compliance by Holdings, Holdings and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of Holdings, as the case may be, and (y) to the extent not previously disclosed to the General Administrative Agent, a listing of any county or state within the United States or any Province of Canada where any Loan Party keeps inventory or equipment and of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Second Restatement Effective Date);

(c) as soon as available, and in any event not less than 60 days prior to the end of each fiscal year of Holdings, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year which are delivered to the Board of Directors of Holdings for its review (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions at the time made in light of the circumstances then existing and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect (it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount);

(d) within five days after the same are sent, copies of all financial statements and monthly reports that Holdings sends to the Congress Parties, the holders of any class of its debt securities or public equity securities and, promptly after the same are filed, copies of all financial statements and reports that Holdings may make to, or file with, the SEC;

(e) as soon as possible and in any event within five days of obtaining knowledge thereof (i) any development, event, or condition that, individually or in the aggregate with other developments, events or conditions, could reasonably be expected to result in the payment by

Holdings and its Subsidiaries, in the aggregate, of $250,000 or more; and (ii) any notice that any governmental authority may deny any application for an Environmental Permit sought by, or revoke or refuse to renew any Environmental Permit held by, Holdings or any Subsidiary;

(f) [Reserved];

(g) [Reserved];

(h) [Reserved];

(i) [Reserved];

(j) [Reserved];

(k) [Reserved];

(l) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

10.3. Collateral Reports. Each Credit Party, at its own expense, shall deliver or cause to be delivered the following:

(a) On a monthly basis, as soon as practicable after the end of each fiscal month, but not later than (20) twenty days after the end of such month, a certificate for each of the borrowers under the Congress Credit Agreements containing a calculation determined as of the last day of such fiscal month of (i) the Borrowing Base (as defined in the Congress Credit Agreements) under each Congress Facility, (ii) the principal amount of outstanding Loans (as defined in the Congress Credit Agreements) under each Congress Facility, (iii) the Availability Reserves (as defined in the Congress Credit Agreements); and (iv) the Total Excess Availability (as defined in the Congress Credit Agreements); (v) inventory reports, and (vi) an accounts receivable aging report;

(b) to the Collateral Monitoring Agent, the results of each physical verification, if any, which such Credit Party or any of its Subsidiaries may in their discretion have made, or caused any other Person to have made on their behalf, of all or any portion of their Inventory (and, if a Default or an Event of Default shall have occurred and be continuing, the Credit Parties shall, upon the request of the Collateral Monitoring Agent, conduct, and deliver the results of, such physical verifications as the Collateral Monitoring Agent may require, not to exceed four per fiscal year);

(c) to the Collateral Monitoring Agent such appraisals of its assets as the General Administrative Agent may request (i) at any time after the occurrence and during the continuance of a Default or an Event of Default and (ii) at any other time, not more frequently than once in each fiscal year, such appraisals to be conducted by an appraiser, and in form and substance, satisfactory to the Collateral Monitoring Agent; provided, that such appraisals shall be at the expense of the Borrower;

(d) without limiting the generality of the foregoing, to the Collateral Monitoring Agent, a copy of any completed audit of the Accounts and Inventory of any Credit Party and its Subsidiaries performed for the benefit of the Congress Parties; and

(e) [Reserved].

10.4. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Holdings or its Subsidiaries, as the case may be or (b) the failure to so pay, discharge or otherwise satisfy any such obligations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.5. Conduct of Business and Maintenance of Existence, etc. (a) (i) Preserve, renew and keep in full force and effect its existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 11.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.6. Maintenance of Property; Insurance. (a) Keep all material tangible Property useful and necessary in its business in good working order and condition, ordinary wear and tear and damage occurring as a result of a casualty event excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

10.7. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, (b) permit representatives of the General Administrative Agent and any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Holdings and its Subsidiaries with officers and employees of Holdings and its Subsidiaries and with its independent certified public accountants, provided that all such visits and inspections shall be coordinated through the General Administrative Agent, (c) [reserved] and (d) permit, on reasonable advance notice to the Credit Parties, the General Administrative Agent to conduct periodic reviews of the working capital of the Credit Parties, at the request and direction of the Lenders, which shall be at the expense of the Credit Parties.

10.8. Notices. Promptly give notice to the General Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of Holdings or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between Holdings or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting Holdings or any of its Subsidiaries in which the amount involved is $1,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

(d) the following events, as soon as possible and in any event within 30 days after any Credit Party knows or has reason to know thereof unless any such event could not, individually or together with all such other events, reasonably be expected to have a Material Adverse Effect: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or Holdings or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and

(f) any notices deliverable to the Congress Parties under the Congress Credit Agreements to the extent not identified in clauses (a) through (e) above or in Section 10.2 or 10.3 of this Agreement.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdings or the relevant Subsidiary proposes to take with respect thereto.

10.9. Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except for such failures to comply which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except for such failures to comply which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

10.10. [Reserved].

10.11. Additional Collateral, etc. (a) With respect to any Property acquired after the Second Restatement Effective Date by any Credit Party (other than SMTC-Canada) or any of its Subsidiaries (other than (y) any Property described in paragraph (b) or paragraph (c) of this Section and (z) Property acquired by an Excluded Foreign Subsidiary) as to which the General Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the General Administrative Agent such amendments to the Second Amended and Restated Guarantee and Collateral Agreement or such other documents as the General Administrative Agent deems necessary or advisable to grant to the General Administrative Agent, for the benefit of the Lenders, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the General Administrative Agent, for the benefit of the Lenders, a perfected senior security interest in such Property junior only to the Congress Liens (subject to Liens permitted under Section 11.3), including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the General Administrative Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least U.S. $500,000 acquired after the Second Restatement Effective Date by any Credit Party or any of its Subsidiaries (other than any such real property (y) owned by an Excluded Foreign Subsidiary or (z) owned by a Canadian Entity), promptly (i) execute and deliver a senior mortgage or deed of trust in favor of the General Administrative Agent junior only to any Congress Liens, for the benefit of the Lenders, covering such real property, (ii) if requested by the General Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the General Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the General Administrative Agent in connection with such mortgage or deed of trust, each of the foregoing in form and substance reasonably satisfactory to the General Administrative Agent and (iii) if requested by the General Administrative Agent, deliver to the General Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the General Administrative Agent.

(c) With respect to any new Subsidiary (other than (x) an Excluded Foreign Subsidiary or (y) a Canadian Entity) created or acquired after the Original Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), by any Credit Party or any of its Subsidiaries, promptly (i) execute and deliver to the General Administrative Agent such amendments to the Guarantee and Collateral Agreement as the General Administrative Agent deems necessary or advisable to grant to the General Administrative Agent, for the benefit of the Lenders, a perfected security interest in the Capital Stock of such new Subsidiary that is owned by any Credit Party or any of its Subsidiaries (subject only to the Congress Liens and Liens permitted under Section 11.3), (ii) deliver to the General Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Credit Party or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (a) to become a party to the Guarantee and Collateral Agreement and (b) to take such actions necessary or advisable to grant to the General Administrative Agent for the benefit of the Lenders a perfected security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary (subject only to the Congress Liens), including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the General Administrative Agent, and (iv) if requested by the General Administrative Agent, deliver to the General Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the General Administrative Agent.

(d) With respect to any new Excluded Foreign Subsidiary or any Canadian Entity created or acquired after the Second Restatement Effective Date by any Credit Party or any of its Subsidiaries (other than any Excluded Foreign Subsidiaries), promptly (i) execute and deliver to the General Administrative Agent such amendments to the Second Amended and Restated Guarantee and Collateral Agreement or such other documents as the General Administrative Agent deems necessary or advisable in order to grant to the General Administrative Agent, for the benefit of the Lenders, a perfected security interest in the Capital Stock of such new Subsidiary that is owned by such Credit Party (other than any Excluded Foreign Subsidiaries), junior in priority only to the Congress Liens, (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Excluded Foreign Subsidiary be required to be so pledged), (ii) deliver to the General Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Credit Party or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the General Administrative Agent, desirable to perfect the Lien of the General Administrative Agent thereon, and (iii) if requested by the General Administrative Agent, deliver to the General Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the General Administrative Agent.

(e) [Reserved].

(f) [Reserved].

(g) [Reserved].

10.12. Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the General Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the General Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by Holdings or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the General Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, Holdings will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the General Administrative Agent or such Lender may be required to obtain from Holdings or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

10.13. [Reserved].

10.14. [Reserved].

SECTION 11. NEGATIVE COVENANTS

Each Credit Party hereby jointly and severally agree that, so long as any amount is owing to any Lender or any Agent hereunder, each Credit Party shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

11.1. Financial Condition Covenants.

(a) [Reserved].

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) Minimum Cumulative Consolidated EBITDA. Permit the cumulative Consolidated EBITDA of Holdings and its Subsidiaries on each test period date set forth below to be less than the amount set forth opposite such date.

Test Period Date	Time Period	Minimum EBITDA

End of second fiscal quarter 2004	First and second fiscal quarters 2004	US $4,500,000

End of third fiscal quarter 2004	First, second and third fiscal quarters 2004	US $6,750,000

End of fourth fiscal quarter 2004	Fiscal year 2004	US $10,000,000

End of all fiscal quarters thereafter	Consolidated rolling four fiscal quarter basis	US $10,000,000

(f) [Reserved].

(i) [Reserved].

(ii) [Reserved].

(iii) [Reserved].

(g) [Reserved].

11.2. Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) (i) Indebtedness of the Borrower to any Subsidiary of the Borrower; and (ii) Indebtedness of any Wholly Owned Subsidiary Guarantor to the Borrower or another Subsidiary of the Borrower.

(c) [Reserved];

(d) Indebtedness outstanding on the Second Restatement Effective Date and listed on Schedule 11.2(d) including, for avoidance of doubt, the Congress Loans, and any renewals, extensions, refundings or refinancings of any such Indebtedness, provided that (i) the principal amount of such Indebtedness is not increased pursuant to any such renewal, extension, refunding or refinancing and (ii) the weighted average life to maturity of such Indebtedness after giving effect to such renewal, extension, refunding or refinancing is not earlier than the weighted average life to maturity of such Indebtedness immediately prior to such renewal, extension, refunding or refinancing, provided, further, in the case of the Congress Loans, the foregoing limitations shall be subject to the Intercreditor Agreement;

(e) Guarantee Obligations made in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor;

(f) [Reserved];

(g) [Reserved];

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of notice to the relevant Borrower or the relevant Subsidiary of its incurrence;

(i) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees or other similar obligations arising in the ordinary course of business, provided that no such bond or similar obligation is provided to secure the repayment of other Indebtedness;

(j) [Reserved];

(k) Indebtedness incurred in connection with the financing of insurance premiums in the ordinary course of business;

(l) [Reserved];

(m) Indebtedness of any Person in respect of any Restricted Payment made to it and permitted pursuant to Section 11.6 to the extent such Restricted Payment is either made or recharacterized as a loan instead of a distribution;

(n) [Reserved];

(o) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed U.S. $2,000,000 at any one time outstanding;

(p) additional Indebtedness of SMTC-Canada or any of its Subsidiaries in an aggregate principal amount (for SMTC-Canada and all Subsidiaries) not to exceed U.S. $2,000,000 at any one time outstanding; and

(q) [Reserved].

(r) [Reserved].

11.3. Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments or governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Holdings or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business, and Liens imposed by law not securing Indebtedness, in each case which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions, minor defects or irregularities of title and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens in existence on the Second Restatement Effective Date listed on Schedule 11.3(f), including, for avoidance of doubt, the Congress Liens, securing Indebtedness permitted by Section 11.2(d), provided that no such Lien is spread to cover any additional Property after the Second Restatement Effective Date and that the amount of Indebtedness secured thereby is not increased;

(g) [Reserved];

(h) Liens continued pursuant to this Agreement and the Security Documents;

(i) any interest or title of a lessor under any lease entered into by Holdings or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) [Reserved];

(k) Liens arising from judgments or decrees which do not result in an Event of Default under Section 13(h);

(l) [Reserved];

(m) all building codes and zoning ordinances and other laws, ordinances, regulations, rules, orders or determinations of any federal, state, county, municipal or other governmental authority now or hereafter enacted;

(n) Liens securing reimbursement of obligations in respect of (i) documentary letters of credit, provided that such Liens cover only the documents, the goods covered thereby and the proceeds thereof, (ii) bankers’ acceptances created in respect of drawings under such letters of credit, provided that such Liens cover only the specific goods financed under such letter of credit and the proceeds thereof and (iii) letters of credit issued for general corporate purposes, provided that the aggregate principal amount thereof secured by such Liens does not exceed an amount equal to $1,000,000 at any one time outstanding;

(o) Liens consisting of rights of set-off of a customary nature or bankers’ liens on amounts on deposit, whether arising by contract or operation of law, incurred in the ordinary course of business;

(p) [Reserved];

(q) [Reserved];

(r) Liens on goods in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of such goods;

(s) Liens securing obligations (other than Indebtedness) under operating, reciprocal easements or similar agreements entered into in the ordinary course of business by Holdings and its Subsidiaries which do not materially interfere with the ordinary conduct of the business of Holdings and its Subsidiaries;

(t) Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto; and

(u) Liens not otherwise permitted by this Section 11.3 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined, in the case of each such Lien, as of the date such Lien is incurred) of the assets subject thereto exceeds (as to Holdings and all Subsidiaries) $500,000 at any one time.

11.4. Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary (provided that if any Subsidiary party to such merger or consolidation is a Subsidiary Guarantor, the surviving entity shall also be a Subsidiary Guarantor);

(b) (i) the Borrower may Dispose of any or all of its assets (including the Capital Stock of any Subsidiary) to any Subsidiary Guarantor and (ii) any Subsidiary of the Borrower may Dispose of any or all of its assets (including Capital Stock of any other Subsidiary) (upon voluntary liquidation, dissolution or otherwise) to the Borrower and or any Subsidiary Guarantor;

(c) [Reserved]; and

(d) Dispositions permitted under Section 11.5.

11.5. Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete, worn out or surplus property in the ordinary course of business;

(b) the sale or lease of inventory or equipment in the ordinary course of business; (c) Dispositions permitted by Section 11.4(a) or (b);

(c) [Reserved].

(d) (i) the sale or issuance to the Borrower or any Subsidiary Guarantor of the Capital Stock of any Subsidiary of Holdings; or (ii) the sale or issuance to Holdings of the Capital Stock of the Borrower;

(e) the Disposition of other assets having a fair market value not to exceed $2,000,000 in the aggregate for any fiscal year of Holdings;

(f) any Recovery Event, provided, that the requirements of Section 7.5 are complied with in connection therewith;

(g) the sale or discount, in each case without recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(h) the sale or exchange of specific items of equipment for replacement items of equipment in the ordinary course of business which are the functional equivalent of the item of equipment so exchanged;

(i) [Reserved];

(j) Restricted Payments permitted under Section 11.6;

(k) Leases and licenses of real or personal property (including Intellectual Property) in the ordinary course of business;

(l) Dispositions of (i) Cash Equivalents and (ii) Investments (other than the Capital Stock of Subsidiaries);

(m) the exchange of Exchangeable Shares;

(n) [Reserved]; and

(o) consummation of the Restructuring Transactions.

11.6. Limitation on Restricted Payments. Declare or pay any dividend (other than dividends payable solely in Capital Stock of the Person making such dividend or by increasing the liquidation preference of any such Capital Stock) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Holdings, the Borrower or any Subsidiary of any of them, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings, the Borrower or any Subsidiary of any of them, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating Holdings, the Borrower or any Subsidiary of any of them to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the holders of its Capital Stock ratably in accordance with their respective ownership interests;

(b) Holdings may make Restricted Payments in the form of common stock of Holdings;

(c) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may pay dividends to Holdings to permit Holdings to (i) (a) purchase Holdings’ Capital Stock or options to purchase Capital Stock from present or former officers or employees of Holdings, the Borrower or any Subsidiary of any of them upon the death, disability or termination of employment of such officer or employee, or (b) make payments on promissory notes (“Management Notes”) issued by Holdings to any such officers or employees of Holdings, the Borrower or any of their respective Subsidiaries to finance the purchase of Capital Stock or options to purchase Capital Stock upon the death, disability or termination of employment of any such officer or employee, provided, that the aggregate amount of payments by any Credit Party or any of their respective Subsidiaries under this clause (i) subsequent to the date hereof (net of any proceeds received by Holdings subsequent to the date hereof in connection with resales of any Capital Stock or options to purchase Capital Stock so purchased) shall not exceed U.S. $2,500,000 (in the case of the Borrower) or U.S. $2,500,000 (in the case of SMTC-Canada); provided, that Holdings shall also be permitted to make such purchases with the Net Cash Proceeds to the Borrower from any “key-man” life insurance policies received after the Original Closing Date; (ii) [reserved] and (iii) pay directors’ fees and expenses and directors’ and officers’ indemnity obligations;

(d) the Borrower and SMTC-Canada may make Restricted Payments to Holdings to permit Holdings to (i) pay corporate overhead expenses incurred in the ordinary course of business not to exceed $1,000,000 in any fiscal year and (ii) pay any taxes which are due and payable for which Holdings is liable;

(e) any Person may make Restricted Payments pursuant to the Restructuring Transactions;

(f) Holdings may repurchase Capital Stock as a result of the surrender of such Capital Stock for cancellation in connection with the exercise of stock options;

(g) [Reserved]; and

(h) [Reserved].

11.7. Limitation on Capital Expenditures. Make or commit to make any Capital Expenditure, except (a) Capital Expenditures of Holdings and its Subsidiaries in the ordinary course of business not exceeding an aggregate amount of $3.5 million during any fiscal year of Holdings; provided, that (i) to the extent not so expended in the fiscal year for which it is permitted, 50% of the amount referred to above may be carried over for expenditure only in the next immediately succeeding fiscal year and not any additional period of time (as to such fiscal year, the “CapEx Carryforward Amount”); and (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and second, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above, (b) [reserved] and (c) [reserved].

11.8. Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business, including Accounts Receivable;

(b) Investments in Cash and Cash Equivalents;

(c) Investments arising in connection with the incurrence of Indebtedness permitted by Section 11.2(b) and (e);

(d) loans and advances to employees of Holdings, the Borrower or any Subsidiaries of the Borrower in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for Holdings, the Borrower and their Subsidiaries not to exceed U.S. $1,000,000 at any one time outstanding;

(e) Investments required by the Restructuring Transactions;

(f) [Reserved];

(g) [Reserved];

(h) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 11.8(c)) by Holdings, the Borrower or any of their respective Subsidiaries in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor;

(i) Investments by Holdings or any Subsidiary in the Borrower or any Subsidiary Guarantor;

(j) Investments in Capital Stock of Holdings to facilitate the exchange of Exchangeable Shares that are promptly Disposed of in connection with such exchange;

(k) Investments received in connection with the collection of Accounts in the ordinary course of business and Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(l) Investments received in connection with any Asset Sale or other Disposition permitted hereunder;

(m) [Reserved];

(n) [Reserved];

(o) Investments arising out of any repurchase of Indebtedness in connection with the refinancing thereof to the extent permitted under Section 11.2;

(p) Investments by Subsidiaries which are not Subsidiary Guarantors in the Borrower or any other Subsidiary;

(q) loans to Holdings by the Borrower or any of its Subsidiaries to the extent permitted by Section 11.2(m);

(r) Investments existing on the Original Closing Date and listed on Schedule 11.8; and

(s) [Reserved].

11.9. Limitation on Optional Payments and Modifications of Debt Instruments, etc. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, any Indebtedness (other than Indebtedness hereunder), or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, or enter into any derivative or other transaction with any Derivatives Counterparty obligating any Credit Party or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any subordinated debt, (b) except as permitted by the Intercreditor Agreement, amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Congress Loans (in accordance with the Intercreditor Agreement), or (c) amend its certificate of incorporation in any manner determined by the General Administrative Agent to be adverse to the Lenders.

11.10. Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any Credit Party or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of Holdings, the Borrower, or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to Holdings, the Borrower, or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, so long as no Default or Event of Default is continuing, (i) [reserved], (ii) the Restructuring Transactions shall be permitted, (iii) Holdings, the Borrower and their respective Subsidiaries may pay customary fees to, and the reasonable out-of-pocket expenses of, their respective Boards of Directors and may provide customary indemnities for the benefit of members of their respective Board of Directors, (iv) [Reserved], (v) transactions with Subsidiaries that are not Subsidiary Guarantors, joint venture partners or purchasers or sellers of goods or services shall be permitted, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Loan Documents which are fair to the Borrower or its Subsidiaries, in the good faith determination of the Board of Directors of the Borrower, or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, (vi) any employment agreement entered into by Holdings or any of its Subsidiaries or employee compensation payments in the ordinary course of business and consistent with past practices of Holdings or such Subsidiary shall be permitted, (vii) Restricted Payments that are permitted by the provisions of Section 11.6 shall be permitted, (viii) transfers of Inventory from the Borrower or a Subsidiary thereof to a Subsidiary operating in a different jurisdiction in exchange for value not less than the cost of producing such Inventory and not more than the value at which such Subsidiary expects to Dispose of such Inventory shall be permitted and (ix) the exchange of Exchangeable Shares shall be permitted.

11.11. Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Credit Party or any Subsidiary of real or personal property which has been or is to be sold or transferred by such Credit Party or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Credit Party or such Subsidiary (a “Sale/Leaseback Transaction”).

11.12. Limitation on Changes in Fiscal Periods. Permit the fiscal year of any Credit Party to end on a day other than December 31 or change Holdings’ or the Borrower’s method of determining fiscal quarters.

11.13. Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Holdings, the Borrower, or any of their respective Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Second Amended and Restated Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, (b) the Congress Loan Documents, (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (d) any agreement relating to a Disposition of Property by Holdings or any of its Subsidiaries (in which case, any prohibition or restriction shall only be effective against the Property to be Disposed in such Disposition), (e) customary non-assignment provisions in leases entered into in the ordinary course of business and (f) any agreements relating to Liens permitted under Sections 11.3(n), 11.3(t) or 11.3(u) (in which case, any prohibition or restriction shall only be effective against the Property subject to the relevant Lien).

11.14. Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary, (b) make Investments in the Borrower or any other Subsidiary or (c) transfer any of its assets to the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) applicable law, (iv) customary provisions restricting the assignment of rights under contracts, (v) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (vi) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired, (vii) any agreement for the sale of a Subsidiary that restricts distributions by that Subsidiary pending its sale, (viii) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business, (ix) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into the ordinary course of business and (x) restrictions on rights to dispose of assets subject to Liens permitted under Sections 11.3(n), 11.3(t) or 11.3(u).

11.15. Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which Holdings and its Subsidiaries are engaged on the date of this Agreement (after giving effect to the Restructuring Transactions) or that are reasonably related thereto.

11.16. Limitation on Activities of Holdings. In the case of Holdings, notwithstanding anything to the contrary in this Agreement or any other Loan Document, (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (i) those incidental to its ownership of the Capital Stock of Subsidiaries and those incidental to Investments by or in Holdings permitted hereunder, (ii) activities incidental to the maintenance of its existence and compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its employees, (iii) activities relating to the performance of obligations under the Loan Documents to which it is a party and (iv) the receipt and payment of Restricted Payments permitted under Section 11.6, (b) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except as permitted by this Agreement or the Congress Loan Documents or (c) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with Restricted Payments made by a Borrower in accordance with Section 11.6 pending application in the manner contemplated by said Section) and cash equivalents) other than the ownership of shares of Capital Stock of the direct Subsidiary owned by it on the Original Closing Date or in respect of notes issued to Holdings by management in respect of the purchase of its Capital Stock or Exchangeable Shares.

11.17. Limitation on Hedge Agreements. Enter into any Hedge Agreement.

11.18. [Reserved].

11.19. Limitation on Location of Business. Permit Holdings or any of its Subsidiaries, without the consent of the Required Lenders, to move the manufacturing operations, or any material portion of the business, of Holdings or such Subsidiary to any jurisdiction outside of the jurisdictions in which Holdings and its Subsidiaries operate on the Second Restatement Effective Date.

SECTION 12. [Reserved]

SECTION 13. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay (i) any principal of any Loan when due in accordance with the terms hereof; provided, however that the Borrower may elect to postpone an amortization payment for up to 45 days in the event that Total Excess Availability (as defined in the Congress Credit Agreements as in effect on the date hereof) determined by the Congress Parties would be less than US $5,000,000 after giving effect to such payment; or (ii) any interest on any Loan, or any stamping fee or any other amount (including reimbursement of professional fees and expenses and other out-of-pocket expenses incurred by the Agent and the Lenders) payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c) Any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 10.5(a) (with respect to each Credit Party only), Section 11, or in Section 5 of the Guarantee and Collateral Agreement; or

(d) (i) Any Loan Party shall default in the observance or performance of any agreement contained Section 10.1, 10.2(c) and 10.3(a) in this Agreement, and such default shall continue unremedied for a period of five Business Days after the date upon which such Loan party knows or should reasonably be expected to know the existence of such default or (ii) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a), (b), (c) or (d) (i) of this Section), and such default shall continue unremedied for a period of 30 days after the date upon which such Loan party knows or should reasonably be expected to know the existence of such default; or

(e) Any Loan Party shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, the Congress Loans, but excluding the Loans) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to or mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate U.S. $5,000,000; or

(f) (i) each Credit Party or any of their respective Material Subsidiaries shall commence any case, proceeding or other action (a) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Credit Party or any of their respective Material Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Credit Party or any of their respective Material Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (a) results in the entry of an order for relief or any such adjudication or appointment or (b) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Credit Party or any of their respective Material Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof, or (iv) any Credit Party or any of their respective Material Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Credit Party or any of their respective Material Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Holdings or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v)the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, reasonably be expected to have a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against any Credit Party or any of their respective Material Subsidiaries involving for the Credit Parties and their Subsidiaries taken as a whole a liability (to the extent not paid or covered by insurance) in the amount of $500,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) Any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 15.15), to be in full force and effect in all material respects (other than in accordance with its terms), or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby as to the Collateral; or

(j) The guarantee contained in Section 2 of the Second Amended and Restated Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 15.15 and other than in accordance with its terms), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert;

(k) (i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) -5 under the Exchange Act), directly or indirectly, of a greater percentage of the securities having the power to elect directors of Holdings than the percentage of such securities then owned by the Permitted Investors; (ii) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors; or (iii) Holdings shall cease to own and control, of record and beneficially, directly or indirectly through one or more wholly owned Subsidiaries, 100% of each class of outstanding Capital Stock of each Borrower (other than Exchangeable Shares) free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement); or

(l) a default or event of default shall occur under the Congress Loan Documents; or

(m) a default shall occur under the Debt and Warrant Exchange Agreement.

then, and in any such event, (a) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to Holdings or the Borrower, the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (b) if such event is any other Event of Default, any of the following actions may be taken: (i) [reserved]; (ii) with the consent of the Required Lenders, the General Administrative Agent may, or upon the direction of the Required Lenders, the General Administrative Agent shall, by notice of default to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable and (iii) the General Administrative Agent may, and upon the direction of the Required Lenders shall, exercise any and all remedies and other rights provided pursuant to this Agreement and/or the other Loan Documents.

Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 14. THE AGENTS; THE ARRANGER

14.1. Appointment. Each Lender hereby irrevocably designates and appoints the Agents as agents of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

14.2. Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

14.3. Exculpatory Provisions. Neither any Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or other Person or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower or any other Person to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document or to inspect the properties, books or records of the Borrower.

14.4. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Credit Parties), independent accountants and other experts selected by such Agent. Each Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment or transfer thereof shall have been filed with such Agent. Each Agent shall be fully justified as between itself and the Lenders in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

14.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the General Administrative Agent receives such a notice, the General Administrative Agent shall give notice thereof to the Lenders. The General Administrative Agent shall take such action reasonably promptly with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the General Administrative Agent shall have received such directions, the General Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

14.6. Non-Reliance on Agents and Other Lender. Each Lender expressly acknowledges that neither any Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by such Agent hereafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by such Agent to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon such Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and made its own decision to make its extensions of credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon either any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by an Agent hereunder, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Credit Parties, which may come into the possession of such Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates.

14.7. Indemnification. Each Lender agrees to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Agent. The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

14.8. Agents in their Individual Capacity. Each Agent and its respective affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though such Agent was not an Agent hereunder and under the other Loan Documents. With respect to the Loans made or renewed by such Agent, such Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

14.9. Successor Agents. The General Administrative Agent may resign as General Administrative Agent and the Collateral Monitoring Agent may resign as the Collateral Monitoring Agent, in each case upon 30 days notice to the Lenders and the other Agents. If any Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders (in the case of a resignation of the General Administrative Agent or the Collateral Monitoring Agent) a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the resigning Agent, and the terms “General Administrative Agent or “Collateral Monitoring Agent”, as the case may be, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as such Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. After any resigning Agent’s resignation, the provisions of this Section 14 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.

14.10. The Documentation Agent, the Arranger and the Syndication Agents. Each Lender, the Documentation Agent, the Arranger and the Syndication Agent acknowledge that the Documentation Agent, the Arranger and the Syndication Agent, in such capacities, shall have no duties or responsibilities, and shall incur no liabilities, under this Agreement or the other Loan Documents in their respective capacities as such.

14.11. Authorization to Release Liens and Guarantees. The General Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 15.15.

SECTION 15. MISCELLANEOUS

15.1. Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 15.1. The Required Lenders and each Loan Party to the relevant Loan Document may, or the General Administrative Agent (with the written consent of the Required Lenders) and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, in each case without the consent of each Lender directly affected thereby;

(ii) amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders or Required Prepayment Lenders consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their guarantee obligations under the Second Amended and Restated Guarantee and Collateral Agreement, in each case without the consent of all Lenders, except as otherwise provided in this Agreement or any other Loan Document;

(iii) [Reserved];

(iv) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility;

(v) amend, modify or waive any provision of Section 14 without the consent of any Agent directly affected thereby;

(vi) [Reserved];

(vii) [Reserved];

(viii) [Reserved];

(ix) [Reserved].

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

15.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of Holdings, the Borrower and the Agents, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the General Administrative Agent or on Schedule I to the Lender Addendum to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

Holdings:	SMTC Corporation
635 Hood Road
Markham, Ontario
Canada L3R 4N6
Attention: President
Telecopy: (905) 479-9686
Telephone: (905) 479-1000

The Borrower:	HTM Holdings, Inc.
c/o SMTC Corporation
635 Hood Road
Markham, Ontario
Canada L3R 4N6
Attention: President
Telecopy: (905) 479-9686
Telephone: (905) 479-1000

The General Administrative Agent:	Lehman Commercial Paper Inc.
745 Seventh Avenue
New York, New York 10019
Attention: Frank P. Turner
Telecopy: (212) 526-0242
Telephone: (212) 526-1463

The Syndication Agent:	The Bank of Nova Scotia
Atlanta Agency
Suite 2700
600 Peachtree Street, NE
Atlanta, GA 30308
Attention: Jill Quiroz
Telecopy: (404) 888-3607
Telephone: (404) 877-1544

The Collateral Monitoring Agent:	Lehman Commercial Paper Inc.
745 Seventh Avenue
New York, New York 10019
Attention: Frank P. Turner
Telecopy: (212) 526-0242
Telephone: (212) 526-1463

provided that any notice, request or demand to or upon the any Agent or any Lender shall not be effective until received.

15.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

15.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

15.5. Payment of Expenses. The Credit Parties agree (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the administration of the Loans (including fees payable in connection with the use of IntraLinks) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the Restructuring Transactions and transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agents, (b) to pay or reimburse each Lender and the Agents for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel (including the allocated fees and disbursements of in-house counsel) to each Lender and of counsel to the Agents, (c) to pay and reimburse (i) each advisor retained by the Lenders or the Agents all of their reasonable costs and expenses incurred in connection with any reviews or analyses reasonably requested by the General Administrative Agent or the Required Lenders

pursuant to this Agreement, including without limitation, the fees and disbursements of FTI Consulting, Inc. and (ii) [reserved], (d) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise (other than excise taxes imposed in lieu of income taxes) and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (e) to pay, indemnify or reimburse each Lender, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its Subsidiaries or any of the Properties and the fees and disbursements of legal counsel in connection with successful claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (e), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (i) are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) arise from disputes among the Agents, among the Lenders or between the Agents and the Lenders. Without limiting the foregoing, and to the extent permitted by applicable law, the Credit Parties agree not to assert and to cause their respective Subsidiaries not to assert, and hereby waive and agree to cause their respective Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. No indemnified person shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Facilities. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements payable by the Credit Parties pursuant to this Section shall be submitted to the Credit Parties at the address of the Borrower set forth in Section 15.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the General Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

15.6. Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of Holdings, the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that neither Holdings nor the Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.

(b) Any Lender may, without the consent of Holdings or the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 15.1. Each of Holdings and the Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid after applicable grace periods, or shall have been declared or shall have become due and payable upon the occurrence and during the continuation of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as fully as if such Participant were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 7.11, 7.12 and 7.13 with respect to its participation in the Loans outstanding from time to time as if such Participant were a Lender if and to the extent the transferor Lender waives its rights to such amounts; provided that, in the case of Section 7.11, such Participant shall have complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c) Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the General Administrative Agent, at any time and from time to time assign to any Lender or any affiliate or Control Investment Affiliate thereof or to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit I, executed by such Assignee and such Assignor and delivered to the General Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any affiliate thereof) shall be in an aggregate principal amount of less than U.S. $1,000,000 (other than in the case of an assignment of all of a Lender’s interests under this Agreement), unless otherwise agreed by the General Administrative Agent. Any such assignment need not be ratable as among the Term Loans.

Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with the Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Sections 7.11, 7.13 and 15.5 in respect of the period prior to such effective date).

(d) The General Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 15.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the General Administrative Agent to the Borrower marked “canceled”. The Register shall be available for inspection by the Credit Parties or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section15.6(c), by each such other Person) together with payment to the General Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to any Lehman Entity or (z) in the case of an Assignee which is already a Lender or is an affiliate or Control Investment Affiliate of a Lender or a Person under common management with a Lender), the General Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders, the Agents and the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the General Administrative Agent (in exchange for the Note or Notes of the assigning Lender) a new applicable Note and/or applicable Notes to the order of such Assignee in an amount equal to the applicable Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Loan, as the case may be, upon request, a new Note or Notes, as the case may be, to the order of the Assignor in an amount equal to the amount of the applicable Loans, as the case may be, retained by it hereunder. Such new Note or Notes shall be dated the Second Restatement Effective Date and shall otherwise be in the form of the Note or Notes replaced thereby.

(f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

15.7. Adjustments; Set-off. (a) If any Lender (for purposes of this sentence, a “Benefited Lender”) shall at any time after the Second Restatement Effective Date, but prior to any date on which the Loans become due and payable pursuant to Section 13 (an “Acceleration”) receive any payment of all or part of the Extensions of Credit made by such Benefited Lender to the Borrower, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Extensions of Credit made by it to the Borrower, or interest thereon (in each case except to the extent that this Agreement provides for payments to be allocated to the Lenders under a particular Facility) then such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Extensions of Credit, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds with each of the Lenders ratably (based upon the respective Aggregate Exposure Percentages of the Lenders immediately prior to receipt by such Benefited Lender of such payment or collateral); provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. If any Lender (for purposes of this sentence, a “Benefited Lender”) shall at any time after an Acceleration receive any payment of all or part of the aggregate amount of the Extensions of Credit made by such Benefited Lender to the Borrower, or interest thereon, or receive any collateral in respect thereof (whether voluntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 13(f), or otherwise), in a greater proportion than any such payment or collateral received by any other Lender, if any, in respect by the aggregate amount of the Extensions of Credit made by such Lender to the Borrower, or interest thereon, then such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Extensions of Credit, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds with each of the Lenders ratably (based upon the respective Aggregate Exposure Percentages of the Lenders immediately prior to receipt by such Benefited Lender of such payment or collateral); provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Credit Parties, any such notice being expressly waived by the Credit Parties to the extent permitted by applicable law, upon any amount becoming due and payable by the Credit Parties hereunder or under any of the Restructuring Transaction Agreements (whether at the stated maturity, by acceleration or otherwise) after any applicable grace period, to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch, agency or Affiliate thereof to or for the credit or the account of the Credit Parties. Each Lender agrees promptly to notify the Credit Parties and the General Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

15.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or of a Lender Addendum by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement and Lender Addenda signed by all the parties shall be lodged with the Borrower and the General Administrative Agent.

15.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Agents, the Arranger and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Arranger, any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

15.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

15.12. Submission To Jurisdiction; Waivers. Each of Holdings and the Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York (located in New York County), and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section 15.2 or at such other address of which the General Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

15.13. Acknowledgments. Each of Holdings and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Arranger, any Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arranger, the Agents and the Lenders, on one hand, and the Credit Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arranger, the Agents and the Lenders or among the Credit Parties and the Lenders.

15.14. Confidentiality. Each of the Agents and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to the Arranger, any Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee or any transferee with respect to the Holdings Common Stock or New Warrants from the Agents or a Lender (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document.

15.15. Release of Collateral and Guarantee Obligations.

(a) Subject to the terms of the Intercreditor Agreement, notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents, the General Administrative Agent shall take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all obligation of the Borrower secured by the Security Documents have been paid in full, and no Extensions of Credit shall be outstanding, upon request of the Borrower, the General Administrative Agent shall take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations under any Loan Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

15.16. Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Holdings and the General Administrative Agent agrees to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Holdings’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the General Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

15.17. Delivery of Lender Addenda. Each Lender that wishes to become a party hereto on the Second Restatement Effective Date, to evidence its consent to the amendment and restatement of the Existing Credit Agreement effected hereby, shall become a party to this

Agreement, agree to evidence such consent, as the case may be, by delivering to the General Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the General Administrative Agent.

15.18. Intercreditor Provisions. Notwithstanding (i) any provision hereof or of any other Loan Document and (ii) the priority of any Lien on the Collateral, all proceeds received by the Agents from the guarantees contained in the Second Amended and Restated Guarantee and Collateral Agreement or from the exercise by the Agents of any of their remedies under any of the Security Documents or the guarantees contained in the Second Amended and Restated Guarantee and Collateral Agreement shall be applied by the General Administrative Agent as follows:

First, to reimburse the Agents and the Lenders for all costs and expenses incurred by them in administering the Collateral and the Security Documents and in enforcing rights thereunder (to the extent permitted under this Agreement);

Second, to the Lenders to pay principal of, accrued and unpaid interest on, and other amounts payable hereunder with respect to all indebtedness, obligations and liabilities of the Borrower and the Subsidiary Guarantors under the Loan Documents, ratably among the Lenders according to the amounts of such obligations owing to the Lenders; and

Third, after payment in full of all of the amounts described in the foregoing clauses First and Second of this paragraph (b), to the Borrower or the other Loan Parties entitled thereto or as otherwise may be required under applicable law.

15.19. Effect of Amendment and Restatement of the Existing Credit Agreement. (a) On the Second Restatement Effective Date, the Existing Credit Agreement shall be amended, restated and superseded in its entirety by this Agreement. The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the Loans and other Extensions of Credit (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Second Restatement Effective Date; (b) such Loans and other Extensions of Credit are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement; and (c) upon the effectiveness of this Agreement all Extensions of Credit of Lenders outstanding under the Existing Credit Agreement immediately before the effectiveness of this Agreement (except to the extent repaid as a condition to the occurrence of the Second Restatement Effective Date as provided in Section 9.1(d)) will be converted into Extensions of Credit of such Lenders hereunder on the terms and conditions set forth in this Agreement.

(b) As of the Second Restatement Effective Date, each Credit Party, on its own behalf as well as on behalf of all of its Subsidiaries and all of their respective shareholders, officers, directors, employees, and agents (collectively, the “Releasors”) hereby release each Agent, each Lender, and all of their respective affiliates, officers, employees, directors and agents (the “ Releasees”) from any and all claims, demands liabilities, responsibilities, disputes, causes of action (at law or in equity) and obligations of every kind or nature whatsoever, whether liquidated or unliquidated, known or unknown, matured or matured, fixed or contingent that the Releasors may have against any Releasee, arising from any action or inaction of any Releasee on or prior to the Second Restatement Effective Date, with respect to the Loans, this Agreement, the Existing Credit Agreement, any other Loan Document, the Borrower Obligations, the Collateral, or the Restructuring Transactions or any other property securing the Borrower Obligations.

15.20. WAIVERS OF JURY TRIAL. THE CREDIT PARTIES, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SMTC CORPORATION

By:	/s/ Linda Millage
Name: Linda Millage
Title: Authorized Signatory

HTM HOLDINGS, INC.

By:	/s/ Linda Millage
Name: Linda Millage
Title: Authorized Signatory

SMTC MANUFACTURING CORPORATION

By:	/s/ Linda Millage
Name: Linda Millage
Title: Authorized Signatory

Signature Pages to Second Amended and Restated Credit Agreement

LEHMAN COMMERCIAL PAPER INC., as General Administrative Agent and Collateral Monitoring Agent

By:	/s/ Frank P. Turner
Name: Frank P. Turner
Title: Vice President

Signature Pages to Second Amended and Restated Credit Agreement